Exhibit 99.2

OUTFRONT MEDIA ANNOUNCES SPECIAL DIVIDEND AND INCREASED REGULAR DIVIDEND

Special dividend of $8.2 million, payable March 31, 2015

Regular quarterly dividend increased 4.6% to $46.4 million, payable March 31, 2015

New York, February 26, 2015 — OUTFRONT Media Inc. (NYSE: OUT) announced today that its board of directors has approved a special cash dividend on the Company’s common stock of approximately $8.2 million, or $0.06 per share based on the number of shares outstanding on December 31, 2014 of approximately 136.6 million, comprised of a “top-up” of the 2014 annual dividend for REIT distributable income. This $8.2 million special cash dividend represents the balance of 100% of the Company’s 2014 REIT distributable income since becoming a REIT on July 17, 2014 over the recurring dividends paid on September 30, 2014 and December 15, 2014. The special cash dividend is payable on March 31, 2015, to shareholders of record at the close of business on March 11, 2015. The Company intends to distribute at least 100% of the taxable income from its real estate investment trust (“REIT”) qualified operations.

The Company also today announced that its board of directors has approved a quarterly cash dividend on the Company’s stock of $46.4 million, representing a 4.6% increase over the $44.4 million dividend paid for the quarter ended December 31, 2014. The new regular quarterly cash dividend is $0.34 per share based on the number of shares of common stock outstanding on December 31, 2014 of approximately 136.6 million, and is payable on March 31, 2015, to shareholders of record at the close of business on March 11, 2015.

Cautionary Statement Concerning Forward-Looking Statements

We have made statements in this document that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “intends” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our REIT status and our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: declines in advertising and general economic conditions; competition; government regulation; our inability to increase the number of digital advertising displays in our portfolio; our ability to obtain and renew key municipal concessions on favorable terms; seasonal variations; acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations; time and resources to comply with rules and regulations as a stand-alone public company; incremental costs incurred as a stand-alone public company; our substantial indebtedness; restrictions in the agreements governing our indebtedness; incurrence of additional debt; diverse risks in our international business; failing to establish in a timely manner “OUTFRONT” as an independently recognized brand name with a strong reputation; the financial information included in our filings with the Securities and Exchange Commission (the “SEC”) may not be a reliable indicator of our future results; cash available for distributions; legislative, administrative, regulatory or other actions affecting REITs, including positions taken by the Internal Revenue Service (the “IRS”); our failure to remain qualified to be taxed as a REIT; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT; failure to meet the REIT income tests as a result of receiving non-qualifying income; even if we remain qualified to be taxed as a REIT, and we sell assets, we could be subject to tax on any unrealized net built-in gains in the assets held before electing to be treated as a REIT; the IRS may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; our lack of an operating history as a REIT; and other factors described in our filings with the SEC, including but not limited to the section entitled “Risk Factors” in our prospectus filed with the SEC on January 2, 2015. All forward-looking statements in this document apply as of the date of this document or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes.

About OUTFRONT Media Inc.

OUTFRONT Media (NYSE: OUT), formerly CBS Outdoor, is one of the largest out-of-home media companies in the Americas and has a major presence in top markets throughout the United States, Canada, Mexico and South America. With billboard and transit properties, a prime asset focus, and a growing network of digital displays, OUTFRONT Media gives advertisers both breadth and depth of audience across key geographies, as well as engaging ways to connect with increasingly mobile consumers.

Contacts:

Investors:	Media:
Gregory Lundberg	Carly Zipp
(212) 297-6441	(212) 297-6479
greg.lundberg@OUTFRONTmedia.com	carly.zipp@OUTFRONTmedia.com